Endeavor Power Corp. 8-K

EXHIBIT 16.6

October 23, 2012

U.S. Securities and Exchange Commission

450 – Fifth Street N. W.

Washington, DC 20549

Re: Endeavor Power Corp.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated October 23, 2012, of Endeavor Power Corp. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC